SECURITIES AND EXCHANGE COMMISSION
           				     Washington, D. C. 20549


                 					    FORM 8-K/A

                       Amendment No. 1

 	            			       CURRENT REPORT





  		Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


            					        May 5, 1997
					                   Date of Report
				           (Date of earliest event reported)





                       						IBP, inc.

    A	Delaware Corporation      	     Commission File  		      IRS Employer
					                                  Number 1-6085	         Identification
                                                                  Number
  								                                                      42-0838666


              					         IBP Avenue
					                   Post Office Box 515
				                 Dakota City, Nebraska 68731
				                  	Telephone 402-494-2061




ITEM 2  Acquisition or Disposition of Assets

     In connection with the acquisition of Foodbrands America, Inc. ("Foodbrands"), a Delaware corporation, by IBP Foodservice, L.L.C, a Delaware limited liability company whose sole members are the Registrant, Prepared Foods, Inc., a Texas corporation and a wholly-owned subsidiary of the Registrant, and IBP Caribbean Inc., a Cayman Islands company and a wholly-owned subsidiary of the Registrant (all of which is disclosed more fully in the Registrant's quarterly report on Form 10-Q for the 13 weeks ended March 29, 1997), the Registrant is filing herewith the appropriate historical and pro forma financial statements relating to such acquisition.



ITEM 7  Financial Statements and Exhibits

     Listed below are the financial statements and pro forma financial information related to the acquisition mentioned above in item 2.

	(a)  Financial statements of Foodbrands are referenced below in subpart (c).

	(b)  Pro forma financial information:

    		Pro Forma Condensed Consolidated Balance Sheet (Unaudited) as of March 29, 1997.

    		Pro Forma Condensed Consolidated Statement of Earnings (Unaudited)
      for the 52	weeks ended December 28, 1996.

    		Pro Forma Condensed Consolidated Statement of Earnings (Unaudited) for the 13 weeks ended March 29, 1997.

    		Notes to Pro Forma Condensed Consolidated Financial Statements.

	(c) Financial statements of Foodbrands are attached hereto as exhibits and are incorporated herein by reference:

  Exhibit No.
(Referenced to
Item 601 of
Regulation S-K				Description of Exhibit
--------------
     99.1     	Consolidated Balance Sheets as of December 28, 1996 and
               December 30, 1995.

     99.2   			Consolidated Statements of Operations for the years ended
               December 28, 1996, December 30, 1995, and December 31, 1994.

     99.3     	Consolidated Statements of Stockholders' of Stockholders' Equity
               for the years ended December 28, 1996, December 30, 1995, and
               December 31,	1994.

     99.4    		Consolidated Statements of Cash Flows for the years ended
               December 28, 1996, December 30, 1995 and December 31, 1994.

     99.5   			Independent Accountants' Report of Coopers & Lybrand L.L.P.

     99.6    		Consolidated Balance Sheet as of March 29, 1997 (Unaudited).

     99.7    		Consolidated Statements of Operations for the quarters ended
               March 29,	1997 and March 30, 1996 (Unaudited).

     99.8    		Consolidated Statements of Cash Flows for the quarters ended
               March 29,	1997 and March 30, 1996 (Unaudited).


     The pro forma balance sheet of the Company has been prepared as if the acquisition had been consummated on March 29, 1997. The pro forma statements of earnings assume the acquisition took place on December 31, 1995. The acquisition will be accounted for under the purchase method of accounting.

     The Company paid approximately $287 million in cash, excluding transaction costs, for 100% of the stock of Foodbrands and assumed all of Foodbrands' liabilities. The excess of the aggregate purchase price over the fair value of the identifiable assets and liabilities will be recognized as goodwill and amortized over 40 years.

     The pro forma results of operations are not necessarily indicative of actual results of operations that would have resulted had the acquisition occurred on the first day of fiscal 1996, nor are they necessarily indicative of future results.





                                              IBP, inc.
                                     Pro Forma Condensed Consolidated Balance Sheet (Unaudited)
                                     As of March 29, 1997
                                (In thousands)

                                                                 Pro Forma   Pro Forma
                                             Historical         Adjustments  Combined

                                       Company     Foodbrands
ASSETS
   CURRENT ASSETS:
   Cash and cash equivalents            $44,892      $7,178    (38,669) (d)    $13,401
   Marketable securities                 57,322           0                     57,322
   Accounts receivable, less allowance
        for doubtful accounts           510,127      47,245     (1,918) (a)    555,454
   Inventories                          311,240      70,675                    381,915
   Deferred income tax benefits and                                                  0
        other current assets             47,174      29,985                     77,159
                                      ---------     -------    -------       ---------
   TOTAL CURRENT ASSETS                 970,755     155,083    (40,587)      1,085,251

   NET PROPERTY, PLANT, AND EQUIPMENT   827,456     155,406     (1,412) (f)    981,450

   OTHER ASSETS:
   Intangible assets, net of accumulated
        amortization                    204,487     193,344    281,589  (b)    679,420
                                                                (2,952) (g)
   Other                                 49,426      53,808    (40,802) (c)     59,480
                                      ---------     -------    -------       ---------
                                        253,913     247,152    237,835         738,900
                                      ---------     -------    -------       ---------
                                     $2,052,124    $557,641   $195,836      $2,805,601
                                      =========     =======    =======       =========

LIABILITIES AND STOCKHOLDERS' EQUITY
   CURRENT LIABILITIES:
   Short-term debt                   $        0    $      0   $325,000  (d) $  325,000
   Current maturities of long-term
       debt                                   0      34,839    (33,183) (d)      1,656

   Accounts payable and accrued                                               0
       liabilities                      517,723      92,945     (1,918) (a)    608,750
                                       --------     -------    -------       ---------
   TOTAL CURRENT LIABILITIES            517,723     127,784    289,899         935,406

   LONG-TERM OBLIGATIONS                259,688     306,120                    565,808

   DEFERRED CREDITS AND OTHER LIABILITIES:
   Deferred income taxes and other                               4,550  (h)
        liabilities                     103,798      65,926    (40,802) (c)    133,472
                                      ---------     -------    -------       ---------
                                        103,798      65,926    (36,252)        133,472

   STOCKHOLDERS' EQUITY:              1,170,915      57,811    (57,811) (e)  1,170,915
                                      ---------     -------    -------       ---------
                                     $2,052,124    $557,641   $195,836      $2,805,601           0
                                      =========     =======    =======       =========

   See accompanying notes to the Pro Forma Condensed Consolidated Balance Sheet.


                                       IBP ,inc.
                 Pro Forma Condensed Consolidated Statement of Earnings (Unaudited)
                              52 Weeks Ended December 28, 1996
                            (In thousands, except per share data)

                                                                 Pro Forma   Pro Forma
                                             Historical         Adjustments  Combined

                                       Company     Foodbrands
Net sales                           $12,538,753    $835,175   ($68,524) (i) $13,305,404
Cost of sales                        12,095,550     673,449    (68,524) (i)  12,700,475
                                     ----------     -------    -------       ----------
Gross profit                            443,203     161,726                     604,929

Selling, general and
     administrative                     120,295     113,230      7,040  (j)    240,565
                                        -------     -------    -------         -------
Earnings from operations                322,908      48,496                    364,364

Interest, net                            (3,373)    (32,270)    12,518  (k)    (48,161)
                                        -------      ------    -------         -------
Earnings before income
     taxes and extraordinary items      319,535      16,226                    316,203

Income tax expense                      120,800         308     (7,432) (l)    113,676
                                        -------      ------    -------         -------
Net earnings                           $198,735     $15,918   ($12,126)       $202,527
                                        =======      ======    =======         =======

Earnings per share                        $2.06                                  $2.10  (m)
                                           ====                                   ====

See accompanying notes to the Pro Forma Condensed Consolidated Statement of Earnings.


                                    IBP ,inc.
            Pro Forma Condensed Consolidated Statement of Earnings (Unaudited)
                           13 Weeks Ended March 29, 1997
                         (In thousands, except per share data)

                                                                 Pro Forma   Pro Forma
                                             Historical         Adjustments  Combined

                                       Company     Foodbrands
Net sales                            $3,134,590    $210,768   ($17,919) (n) $3,327,439
Cost of sales                         3,051,478     171,010    (17,919) (n)  3,204,569
                                      ---------     -------     ------       ---------
Gross profit                             83,112      39,758                    122,870

Selling, general and
     administrative                      31,252      28,001      1,760  (o)     61,013
                                         ------      ------     ------          ------
Earnings from operations                 51,860      11,757                     61,857

Interest expense, net
     and other income (expense)            (550)     (8,005)     3,216  (p)    (11,771)
                                         ------       -----     ------          ------
Earnings before income  taxes            51,310       3,752                     50,086

Income tax expense                       19,000       1,613     (1,891) (q)     18,722
                                         ------       -----     ------          ------
Net earnings                            $32,310      $2,139    $(3,085)        $31,364
                                         ======       =====     ======          ======

Earnings per share                        $0.34                                  $0.33  (r)
                                           ====                                   ====

See accompanying notes to the Pro Forma Consolidated Statement of Earnings.







Note 1  Pro Forma Adjustments


      Condensed Consolidated Balance Sheet for 13 Weeks Ended March 29, 1997

      (a)   To eliminate intercompany accounts receivable/payable.

      (b) To record goodwill of $463,359 thousand created by the Foodbrands acquisition less the elimination of Foodbrands' historical goodwill of $181,770 thousand.

      (c)   To reclassify noncurrent deferred tax assets.

      (d) To record the use of cash and borrowings under the Company's revolving credit facility to replace Foodbrands' bank debt and pay for the cash portion of the purchase price and liabilities funded at closing.

      (e)   To eliminate the equity of Foodbrands.

      (f) To adjust the carrying value of plant, property and equipment to fair value.

      (g)   To eliminate bank debt issue deferred charges.

      (h) To adjust the reserve for postretirement benefit obligations to fair value.

      Condensed Consolidated Statement of Earnings for 52 Weeks Ended
      December 28, 1996

      (i)   To eliminate intercompany sales.

      (j) To record net change in amortization expense related to Foodbrands acquisition based on the amortization of the goodwill over a period of 40 years.

      (k) To record additional interest expense attributable to the increase in debt to finance the Foodbrands acquisition.

      (l) To record the tax effect of the pro forma adjustments at the marginal tax rate of 38%.

      (m) Pro forma earnings per share based on 96,632,000 average common and common equivalent shares.


      Condensed Consolidated Statement of Earnings for 13 Weeks Ended
      March 29, 1997

      (n)   To eliminate intercompany sales.

      (o) To record net change in amortization expense related to Foodbrands acquisition based on the amortization of the goodwill over a period of 40 years.

      (p) To record additional interest expense attributable to the increase in debt to finance the Foodbrands acquisition.

      (q) To record the tax effect of the pro forma adjustments at the marginal tax rate of 38%.

      (r) Pro forma earnings per share based on 95,731,000 average common and common equivalent shares.













                     				        SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                    							                   IBP, inc.
           								                       -----------------
                                            (Registrant)


        November 25, 1997          				   /s/ Craig J. Hart
      --------------------                ---------------------
              Date                        Craig J. Hart
                                  								Vice President and Controller





























					EXHIBIT INDEX


  Exhibit No.
(Referenced to
Item 601 of
Regulation S-K	    	Description of Exhibit

     99.1          	Consolidated Balance Sheets as of
      									     December 28, 1996 and December 30, 1995.

     99.2         		Consolidated Statements of Operations for the
        						     	years ended December 28, 1996, December 30,
        							     1995, and December 31, 1994.

     99.3         		Consolidated Statements of Stockholders' Equity
        							     for the years ended December 28, 1996,
       								     December 30, 1995, and December 31, 1994.

     99.4          	Consolidated Statements of Cash Flows for the
        							     years ended December 28, 1996, December 30,
        							     1995 and December 31, 1994.

     99.5        			Independent Accountants' Report of Coopers &
        							     Lybrand L.L.P.

     99.6         		Consolidated Balance Sheet as of March 29,
       								     1997 (Unaudited).

     99.7         		Consolidated Statements of Operations for the
         					     	quarters ended March 29, 1997 and March 30,
        					     		1996 (Unaudited).

     99.8        			Consolidated Statements of Cash Flows for the
         					     	quarters ended March 29, 1997 and March 30,
        						     	1996 (Unaudited).













EXHIBIT 99.1


    	        FOODBRANDS AMERICA, INC. AND SUBSIDIARIES
	              CONSOLIDATED BALANCE SHEET
	      (Dollar amounts in thousands, except par value)

               		     		                     December 28,   December 30,
	       	                                         1996           1995
ASSETS
Current assets:
   Cash and cash equivalents                    $ 10,442       $ 18,207
   Receivables                                    46,582         46,166
   Inventories                                    62,960         58,523
   Other current assets                           26,342         10,378
                                                 -------        -------
	Total current assets                            146,326        133,274
Property, plant and equipment - net of
  accumulated depreciation and amortization
  of $56,434 in 1996 and $38,188 in 1995         152,778        139,926
Intangible assets, net of accumulated
  amortization of $10,623 in 1996 and
  $5,375 in 1995                                 193,390        195,025
Deferred charges and other assets                 56,032         39,036
Reorganization value in excess of amounts
  allocable to identifiable assets, net
  of accumulated amortization of $9,641
  in 1995                                           -            25,311
                                                 -------        -------
                                                $548,526       $532,572
                                                 =======        =======

	LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Current maturities of long-term debt         $ 28,368       $ 18,341
   Accounts payable                               33,298         36,961
   Accrued liabilities                            47,542         50,294
                                                 -------        -------
	Total current liabilities                       109,208        105,596
Long-term debt                                   310,307        305,407
Other long-term liabilities                       73,393         78,340
Commitments and contingencies (Note 14)
Stockholders' equity:
   Preferred stock, 4,000,0000 shares
     authorized, none issued and outstanding        -              -
   Common stock, $.01 par value, 20,000,000
     shares authorized, 12,464,080 and
     12,467,738 shares issued and
     outstanding, respectively                       125            125
   Capital in excess of par value                151,364        151,248
   Retained earnings (deficit)                   (94,336)      (105,203)
   Minimum pension liability adjustment           (1,535)        (2,941)
                                                 -------        -------
      Total stockholders' equity                  55,618         43,229
                                                 -------        -------
                                                $548,526       $532,572
                                                 =======        =======

The accompanying notes are an integral part of the consolidated financial statements.


EXHIBIT 99.2

	          FOODBRANDS AMERICA, INC. AND SUBSIDIARIES
	             CONSOLIDATED STATEMENT OF OPERATIONS
	             (In thousands, except per share data)


                                                 Fiscal Year Ended
                                           Dec. 28,   Dec. 30,   Dec. 31,
          		                                 1996       1995       1994

Net sales                                  $835,175   $634,700   $512,352
Cost of sales                               673,449    499,985    410,118
                                            -------    -------    -------
Gross profit                                161,726    134,715    102,234

Operating expenses:
   Selling                                   77,832     69,483     52,165
   General and administrative                29,143     25,634     24,151
   Amortization of intangible assets          6,028      4,495      4,123
   Provision for restructuring and
     integration, net (Note 4)                  227       -        10,586
                                            -------    -------    -------
	 Total                                     113,230     99,612     91,025
                                            -------    -------    -------
Operating income                             48,496     35,103     11,209

Other income (expense):
   Interest and financing costs             (31,374)   (17,268)   (15,102)
   Other, net                                  (896)    (1,193)      (702)
                                            -------    -------    -------
      Total                                 (32,270)   (18,461)   (15,804)

Income (loss) from continuing operations    -------    -------    -------
  before income taxes                        16,226     16,642     (4,595)

Income tax provision                            308      7,041        600
                                            -------    -------    -------
Income (loss) from continuing operations     15,918      9,601     (5,195)

Discontinued operations (Notes 3 and 10):
   Loss from operations of the Retail
     Meat Division, net of income tax          -        (4,121)    (8,522)
   Loss on disposal of the Retail Meat
     Division (plus applicable income tax
     expense of $10,300)                       -       (38,526)      -

Extraordinary loss on early extinguishment
  of debt (less income tax benefit)
  (Note 8)                                   (5,051)    (1,049)    (2,481)
                                            -------    -------    -------
Net income (loss)                          $ 10,867   $(34,095)  $(16,198)
                                            =======    =======    =======




	(continued)


	FOODBRANDS AMERICA, INC. AND SUBSIDIARIES
	CONSOLIDATED STATEMENT OF OPERATIONS
	(In thousands, except per share data)




                                                 Fiscal Year Ended
                                           Dec. 28,   Dec. 30,   Dec. 31,
          		                                 1996       1995       1994

Earnings (loss) per share -
  primary and fully diluted:
   Income (loss) from continuing
     operations                            $  1.28    $  0.77     $(0.59)

   Loss from discontinued operations           -        (0.33)     (0.98)

   Loss on disposal of discontinued
     operations                                -        (3.09)       -

   Extraordinary loss on early
     extinguishment of debt                  (0.41)     (0.08)     (0.28)
                                            ------     ------      -----
   Net income (loss)                       $  0.87    $ (2.73)    $(1.85)
                                            ======     ======      =====
Weighted average number of
 common and common equivalent
 shares outstanding - primary
 and fully diluted                          12,471     12,453      8,727


















The accompanying notes are an integral part of the consolidated financial statements.




EXHIBIT 99.3

	           FOODBRANDS AMERICA, INC. AND SUBSIDIARIES
	         CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
	                        (In thousands)




                                                                       Minimum
                                   Capital in   Retained   Pension     Unearned
                    Common Stock   Excess of    Earnings   Liability   Compen-
                   Shares  Amount  Par Value   (Deficit)   Adjustment  sation
Balance,
January 1, 1994    7,918    $ 79   $112,315    $ (54,910)    $(1,575)  $  (340)

Net Loss            -        -         -         (16,198)       -         -

Issuance of
 new shares        4,512      45     38,581         -           -         -

Net activity
 under Stock
 Incentive Plan       18     -          150         -           -          340

Balance,          ------     ---    -------      -------       -----     -----
 Dec. 31, 1994    12,448     124    151,046      (71,108)     (1,575)     -

Net Loss            -        -         -         (34,095)       -         -

Issuance of
 new shares           20       1        202         -           -         -

Minimum pension
 liability
 adjustment, net
 of deferred tax    -        -         -            -         (1,366)     -

Balance,          ------     ---    -------      ------        -----    ----
 Dec. 30, 1995    12,468     125    151,248     (105,203)     (2,941)     -

Net Income          -        -         -          10,867        -         -

Issuance of
 new shares            9     -          116         -           -         -

Cancellation
 of stock            (13)    -         -            -           -         -

Minimum pension
 liability
 adjustment, net
 of deferred tax    -        -         -            -          1,406      -

Balance,          ------     ---    -------     --------      ------    ----
 Dec. 28, 1996    12,464    $125   $151,364    $ (94,336)    $(1,535)  $  -
                  ======     ===    =======     ========      ======    ====





The accompanying notes are an integral part of the consolidated financial statements.

EXHIBIT 99.4


                FOODBRANDS AMERICA, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF CASH FLOWS
	       Increase (Decrease) in Cash and Cash Equivalents
	               (Dollar amounts in thousands)


                                                  Fiscal Year Ended
                                          Dec. 28,   Dec. 30,    Dec. 31,
          		                                1996       1995        1994
CASH FLOWS FROM OPERATING ACTIVITIES:
  Income (loss) from continuing
   operations                             $ 15,918   $  9,601    $ (5,195)
  Adjustments to reconcile income (loss)
   from continuing operations to net
   cash provided (used) by continuing
   operating activities:
    Depreciation and amortization           18,346     11,509      10,508
    Amortization of intangible assets        6,028      4,495       4,123
    Amortization included in interest
     expense                                 1,833      1,195       1,279
    Deferred income taxes                     (306)     6,138        -
    Provision for restructuring and
     integration, net                          227       -         10,586
    Deferred compensation                      778        460        -
    Payments for restructuring/
     integration                            (1,649)    (3,240)     (1,020)
   Changes in:
      Receivables                             (817)    (8,413)        430
      Inventories                           (4,997)    (2,844)      1,713
      Other current assets                  (1,077)      (587)       (354)
      Deferred charges and other assets      1,084       (219)        357
      Accounts payable and accrued
       liabilities                         (12,569)     7,135       9,776
      Other long-term liabilities           (1,144)       (41)        242
    Other                                      113        (51)         22
      Net cash provided by continuing      -------    -------     -------
       operations                           21,768     25,138      32,467
    Net cash provided (used) by
     discontinued operations including
     changes in working capital             (1,636)   (12,294)        627
  Net cash provided (used) by operating    -------    -------     -------
   activities                               20,132     12,844      33,094
                                           -------    -------     -------










  	(Continued)


	          FOODBRANDS AMERICA, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF CASH FLOWS
	       Increase (Decrease) in Cash and Cash Equivalents
	                (Dollar amounts in thousands)


                                                  Fiscal Year Ended
                                          Dec. 28,   Dec. 30,   Dec. 31,
          		                                1996       1995       1994

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property, plant
   and equipment                          $(26,094)  $(24,255)  $(10,063)
  Acquisition of KPR Holdings, L.P.           (575)   (51,935)      -
  Acquisition of TNT Crust, Inc.               (91)   (56,379)      -
  Acquisition of International Multifoods
   Foodservice Corp.                          -          -      (137,684)
  Payments received on notes receivable        641        358        672
  Proceeds from sale of property,
   plant and equipment                       1,540        130        436
  Increase in notes receivable                (450)      -          -
  Proceeds from sale of Retail Meat
   Division                                   -        65,786       -
  Net investing activities of
   discontinued operations                    -          (838)    (4,557)
                                           -------    -------    -------
  Net cash used by investing activities    (25,029)   (67,133)  (151,196)
                                           -------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from debt obligations, net
   of issuance costs                       164,850    147,636    141,154
  Borrowings under revolving working
   capital facility                        222,500     30,000    195,500
  Payments on revolving working capital
   facility                               (216,000)   (21,000)  (203,500)
  Payment on promissory note incurred in
   conjunction with the acquisition of
   KPR Holdings, L.P.                      (50,000)      -          -
  Payments on capital lease and
   debt obligations                       (117,992)  (112,629)   (36,720)
  Payment on early extinguishment of debt   (6,325)      -        (1,088)
  Issuance of common stock                      99        195     38,626
  Net financing activities of
   discontinued operations                    -          (549)     1,016
  Net cash provided (used) by              -------    -------    -------
   financing activities                     (2,868)    43,653    134,988
Increase (decrease) in cash                -------    -------    -------
  and cash equivalents                      (7,765)   (10,636)    16,886
Cash and cash equivalents at beginning
  of period                                 18,207     28,843     11,957
Cash and cash equivalents at end of        -------    -------    -------
  period                                  $ 10,442   $ 18,207   $ 28,843
                                           =======    =======    =======

	(Continued)


        	   FOODBRANDS AMERICA, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF CASH FLOWS
	      Increase (Decrease) in Cash and Cash Equivalents
	              (Dollar amounts in thousands)


                                                  Fiscal Year Ended
                                          Dec. 28,   Dec. 30,   Dec. 31,
          		                                1996       1995       1994

Supplemental disclosure of noncash
  operating activities:
   Loss on early extinguishment of
     debt                                 $ (2,374)  $ (1,722)  $ (1,393)

Supplemental disclosure of noncash
  investing and financing activities:
   Promissory note issued upon
     acquisition                          $   -      $ 50,000   $   -
   Capital lease obligations-
      Continuing operations                  6,595         22        550
      Discontinued operations                 -          -         2,853
   Contingent purchase price expected
     to be settled in common stock           7,201       -          -

Supplemental disclosure of cash flow
  information:
   Cash paid during the year for:
      Interest                            $ 32,673   $ 19,944   $ 19,441
      Income taxes                             263        727        442

















The accompanying notes are an integral part of the consolidated financial statements.


Note 1  Description of Business and Summary of Significant Accounting
	   Policies

     a.  Description of Business:
		The Company produces, markets and distributes frozen and refrigerated products targeted to growth segments of the foodservice industry, which encompasses all aspects of away-from-home food preparation.  The Company's products include pepperoni, beef and pork toppings, as well as partially baked pizza crusts, marketed to the pizza industry, appetizers, Mexican and
Italian foods, sauces, soups and side dishes and branded and processed meat products.  Customers include large multi-unit restaurant chains, major food-
service distributors, warehouse clubs and grocery store delicatessens, prin-
cipally in the United States.  In Fiscal 1996, 10.3% of the Company's sales were made to a single customer.

		The Company's annual reporting period ends on the Saturday nearest December
31.  Accordingly, the annual reporting periods ended December 28, 1996,
December 30, 1995 and December 31, 1994 each contained 52 weeks.

     b.  Principles of Consolidation:
		The consolidated financial statements include the accounts of Foodbrands
America, Inc. ("Foodbrands America") and all of its subsidiaries
(collectively referred to herein as the "Company").

     c.  Use of Estimates in the Preparation of Financial Statements:
		The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

		Significant estimates made by the Company include accrued pension costs, including a minimum pension liability adjustment, accrued postretirement medical benefits and recoverability of deferred tax assets.  Accrued pension costs and postretirement benefits involve the use of actuarial assumptions, including selection of discount rates (See Notes 11 and 12).  Recoverability of deferred tax assets considers estimates of projected taxable income (See
Note 10).

	d.  Cash and Cash Equivalents:
		The Company considers cash equivalents to include all investments with a maturity at date of purchase of 90 days or less.  There were no cash equivalents at December 28, 1996.  Cash equivalents of $10.1 million at
December 30, 1995, represent investments primarily in Commercial Paper and
U.S. Government Securities, carried at cost, which approximates market.  The
Company nets its cash balances within the same bank and presents positive cash balances as cash and negative balances as accounts payable.

	e.  Concentrations of Credit Risk:
		The concentrations of credit risk with respect to trade receivables are, in management's opinion, considered minimal due to the Company's diverse customer base.  Credit evaluations of customers' financial conditions are performed periodically, and the Company generally does not require collateral from its customers.  As of December 28, 1996, the Company had concentrations of cash in bank balances totaling approximately $6.5 million located at 6 banks which exposes the Company to concentrations of credit risk.  As of
December 30, 1995, the Company had concentrations of cash in bank balances totaling approximately $4.2 million located in 6 banks.

     f.  Inventories:
		Inventories are valued at the lower of cost (first-in, first-out) or market.  The Company periodically enters into futures contracts as deemed appropriate to reduce the risk of future price increases.  These futures contracts are accounted for as hedges. Accordingly, resulting gains or losses are deferred and recognized as part of the product cost and included in cash flows from operating activities in the Consolidated Statement of Cash Flows.

     g.  Property, Plant and Equipment:
		Property, plant and equipment are stated at cost.  When assets are sold or retired, the costs of the assets and the related accumulated depreciation are removed from the accounts and the resulting gains or losses are recognized.

		Depreciation and amortization are provided using the straight-line method over either the estimated useful lives of the related assets (3 to 40 years)
or, for capital leases, the terms of the related leases.

     h.  Intangible Assets and Reorganization Value:
		The excess of the aggregate purchase price over fair value of net assets acquired ("Goodwill") is being amortized over 40 years.  Trademarks and tradenames are amortized on the straight-line method over 20 to 25 years.

		"Reorganization Value in Excess of Amounts Allocable to Identifiable
Assets" ("Reorganization Value") was being amortized using the straight-line method over 20 years.  The Reorganization Value was written off in 1996 as a result of the elimination of the valuation allowance associated with the deferred tax assets (see Note 10).

		The Company continually reevaluates the carrying amount of the intangibles as well as the amortization period to determine whether current events and circumstances warrant adjustments to the carrying value and/or revised estimates of useful lives.  The specific methodology of future pre-interest cash flows (with assets grouped by division which is the lowest level for which there are identifiable cash flows) is used for this evaluation.  At this time, the Company believes that no impairment of the intangibles has occurred and that no reduction of the estimated useful lives is warranted.

	i.  Deferred Charges and Other Assets:
		Included in deferred charges and other assets are net deferred tax assets of $42.4 million and $25.5 million at December 28, 1996 and December 30,
1995, respectively.  Deferred loan costs associated with various debt instruments are being amortized over the terms of the related debt using the interest method.  At December 28, 1996 and December 30, 1995, $7.3 million and $6.1 million, respectively, remained to be amortized over future periods.
Amortization expense for these loans included in interest expense for Fiscal
1996, 1995 and 1994 was approximately $1.8 million, $1.1 million and $1.2 million, respectively.  Deferred loan costs of $2.1 million and $1.7 million were written off in Fiscal 1996 and 1995, respectively, due to the early extinguishment of debt.

	j.  Income Taxes:
		The Company utilizes the asset and liability approach for financial accounting and reporting for income taxes. Deferred income taxes are recorded to reflect the expected tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts and net operating loss carryforwards ("NOLs") and tax credit carry-
forwards at each year-end.

	k.  Earnings (Loss) Per Common Share:
		Primary and fully diluted earnings (loss) per share are computed by dividing net income (loss) by the weighted average number of common and common equivalent shares outstanding during each period.  Options and warrants which have a dilutive effect are considered in the per share computations.

	l.  Recently Issued Accounting Pronouncements:
		In February 1997, the Financial Accounting Standards Board issued Statement
No. 128, Earnings Per Share and Statement No. 129, Disclosure of Information
About Capital Structure.  Statement No. 128 specifies the computation, presentation, and disclosure requirements for earnings per share.  Statement
No. 129 consolidates existing requirements to disclose certain information about an entity's capital structure.  Both statements are effective for financial statements issued for periods ending after December 15, 1997.
Based on the Company's present capital structure and common stock equivalents
(stock options), the Company does not believe that the implementation of these new standards will have a material impact on its financial statements.

	m.  Reclassifications:
		Certain reclassifications have been made to the prior years' financial statements to conform with current presentation.

Note 2  Acquisitions

	On December 11, 1995, the Company purchased KPR Holdings, L.P. ("KPR") which produces and markets custom prepared foods and prepared meat items for multi-
unit restaurant chains.  The purchase price the Company paid was approximately $102.1 million, including transaction related costs of the acquisition.  In addition, the Company agreed to certain contingent payments payable in Common Stock of the Company (at a price of $13.125 per share) or cash, at the option of the sellers, aggregating up to approximately $14.3 million, over the three year period following the acquisition based on the attainment of specified earnings levels.  In 1996, KPR achieved the required earnings levels and a payment will be made in either Common Stock of the
Company or cash no later than April 1, 1997, in the amount of $4.3 million, which is net of $0.4 million paid during 1996 in connection with the settle-
ment of certain litigation.  The accrual of the first payment was recorded at
December 28, 1996, as an increase in goodwill, and any subsequent payments will also increase goodwill.  The acquisition was accounted for by the purchase method of accounting.  The excess of the total purchase price over fair value of net assets acquired of $66.0 million and the realized con-
tingent payments of $4.7 million has been recognized as goodwill and the balance remaining at December 28, 1996, is being amortized over the remaining life of 39 years.

	On December 18, 1995, the Company purchased all the outstanding stock of TNT
Crust, Inc. ("TNT") which produces and markets partially baked and frozen self-rising crusts for use by pizza chains, restaurants and frozen pizza manufacturers and operates as a part of the Food Service Division.  The purchase price the Company paid was approximately $56.5 million, including transaction related costs of the acquisition.  In addition, the Company agreed to a contingent earnout payment payable in Common Stock of the Company
(at a price of $11.54 per share) or cash, at the option of the sellers, not to exceed $6.5 million, based on sales growth to certain customers.  As a result of the sales growth achieved in 1996, $2.9 million of the contingent earnout payment was earned and recorded as a liability in 1996.  This accrual increased goodwill and any additional amounts will also increase goodwill.
The acquisition was accounted for by the purchase method of accounting.  The excess of the total purchase price over fair value of net assets acquired of
$47.5 million and the realized contingent earnout payment of $2.9 million has been recognized as goodwill and the balance remaining at December 28, 1996, is being amortized over the remaining life of 39 years.

	Both the KPR & TNT contingent earnout payments are included in other long-term liabilities as an obligation expected to be settled in Common Stock of the Company.

	On June 1, 1994, the Company purchased all of the outstanding stock of International Multifoods Foodservice Corp., a division of International Multifoods Corporation, for approximately $137.7 million, including transaction related costs of the acquisition. The business, which has been renamed Specialty Brands, Inc., manufactures frozen food products, including ethnic foods in the Mexican and Italian categories, as well as appetizers, entrees and portioned meats. The acquisition was accounted for by the purch-ase method of accounting. The excess of the aggregate purchase price over fair value of net assets acquired of approximately $68.3 million and trade-marks at a fair value of $9.7 million were recognized as intangible assets and are being amortized over 40 and 25 years, respectively.

	The operating results of the acquisitions are included in the Company's consolidated results of operations from the dates of acquisition. The following unaudited pro forma consolidated financial information assumes the acquisitions of KPR, TNT and Specialty Brands occurred at the beginning of 1994. These results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisition been made at the beginning of the periods presented, or of the results which may occur in the future.

                                           						    Year Ended
					                                          	Dec. 30,    	Dec. 31,
						                                            1995      	  1994
					                                           (in thousands, except
					                                                 per share)

      	Net sales	                            			$751,008	    $689,577
      	Operating income	                    	  	  50,418	      28,457
      	Income (loss) from continuing
      	 operations		                        	  	  10,385	      (5,349)
      	Net income (loss)                 	       (33,311)     (16,352)
      	Earnings (loss) per share -
      	 primary and fully diluted:
	         Income (loss) from continuing
           operations	                        		  $ 0.83	      $(0.61)
       	  Net income (loss)	                   	   (2.67)   	   (1.87)


Note 3  Discontinued Operations

	On May 30, 1995, the Company sold the assets of its Retail Meat Division (a separate industry segment) to Thorn Apple Valley, Inc.  The sales price approximated $65.8 million in cash payments plus the assumption of long-term debt of approximately $6.0 million and certain current liabilities related to the division of approximately $4.5 million.  In connection with this sale the
Company wrote off approximately $64.3 million of post-bankruptcy intangible assets and recorded a net loss on disposition of approximately $38.5 million.
The agreement also includes potential consideration of an additional $10 million based upon an increase in the market value to the purchaser's common stock.  Proceeds of the sale were used to reduce the Company's debt under its term loan by $58 million and to pay expenses related to the sale.  The results of operations and cash flows attributable to the Retail Meat Division were reported as discontinued operations.  Corporate interest expense was allocated to the Retail Meat Division based on its net assets in proportion to the Company's consolidated net assets.

	The results of discontinued operations are (in thousands):

                                             Fiscal Year Ended
                                            Dec. 30,    Dec. 31,
                                              1995        1994

Net sales		                                  $72,357    $238,308

Income (loss) before taxes                   $(7,020)   $ (8,522)
Tax expense (benefit)  	                      (2,899)       -
Net income (loss)		                          $(4,121)   $ (8,522)


	Included in accounts payable and accrued liabilities at December 30, 1995, were certain amounts, totalling $2.1 million, related to the sale of the Retail Meat Division. Payments associated with these accruals have been reflected in the 1996 consolidated statement of cash flows as net cash flows used by discontinued operations.

	The assets included in the sale of the Retail Meat Division had significantly different financial and tax basis. Therefore, for income tax purposes this transaction generated taxable income of approximately $28.6 million requiring the utilization of net operating loss carryforwards. The tax affect of this utilization was approximately $10.9 million.


Note 4  Restructuring and Integration

	In December 1994, the Company announced a restructuring program that resulted in a $10.6 million charge against operating income in 1994. The restructuring program identified specific manufacturing facilities and operations that related to excess capacity, as well as duplication of activities after the acquisition of the Specialty Brands Division. The charge also included costs incurred prior to year-end associated with the corporate legal restructuring to preserve the Company's income tax NOLs and to change the Company's name to Foodbrands America, Inc. During 1995, the Company completed most of the program including the consolidation of production operations and the closing of certain production and distribution facilities.

	During Fiscal 1996, the Company paid $0.2 million that was charged against the restructuring reserve and applied $1.0 million of the restructuring reserve to write down the net book value of certain assets. After extensive review of several alternative plans, the Company determined that it would not close one of its manufacturing facilities that had been contemplated under the 1994 restructuring program and the estimated cost to complete another project under the program was reduced. As a result, the Company recorded a $2.1 million credit to the restructuring and integration provision during 1996.

	During Fiscal 1996, the Company established a new restructuring program consisting of two components. The first involved the realignment of the Company's ham production by moving an existing product line into a new production facility with a charge of $0.6 million. The second component involved the restructuring of the sales, marketing and administrative activities of the Specialty Brands Division including shifting the marketing program to an Everyday Low Pricing concept. The charge related to the Specialty Brands Division totalled $1.7 million and included severance costs of $0.7 million for approximately 26 employees, and the writedown of certain assets used in the business. The total charge for the new restructuring program of $2.3 million was netted with the $2.1 million credit from the 1994 restructuring program.

	Both of the restructuring programs are substantially completed as of December
28, 1996.


Note 5  Inventories

	Inventories at December 28, 1996 and December 30, 1995 are summarized as follows (in thousands):
                   					              1996       1995

     	Raw materials and supplies  		$19,234    $20,147
     	Work in process	      		        8,499      7,365
     	Finished goods		       	       35,227     31,011
                   					            $62,960    $58,523


Note 6  Property, Plant and Equipment

	Property, plant and equipment at December 28, 1996 and December 30, 1995 is summarized as follows (in thousands):
                                				            1996       1995

	Land                                        $  3,673   $  3,053
	Buildings and improvements                    79,948     68,461
	Machinery and equipment                      117,960     97,705
	Construction in progress                  		   7,631      5,621
                                              -------    -------
                                        					 209,212    174,840
	Less accumulated depreciation and
	  amortization                                56,434     38,188
                                              -------    -------
                                              152,778    136,652
	Assets to be disposed of, net                   -         3,274
                                              -------    -------
                                        					$152,778   $139,926
                                              =======    =======

Note 7  Accrued Liabilities

	Accrued liabilities at December 28, 1996 and December 30, 1995 are summarized as follows (in thousands):

             		                                  1996        1995
	Interest                                      $ 3,579     $ 5,883
	Salaries, wages and payroll taxes               8,994       9,285
 Employee medical benefits                       9,418      11,361
 Workers' compensation benefits                  2,146       2,404
 Pension and retirement benefits                 5,106       2,098
 Marketing expenses                              7,334       5,360
 Provisions for facility restructuring
   and integration                                 504       1,240
 Provisions for discontinued operations,
   closed and sold facilities                      480       2,968
 Other                                           9,981       9,695
                                                ------      ------
                               				            $47,542     $50,294
                                                ======      ======

Note 8  Long-term Debt

	Long-term debt, more fully described below, at December 28, 1996 and December 30, 1995 consisted of the following (in thousands):

                                                    1996        1995
   Notes payable to banks                         $210,380    $160,500
   Promissory note                                    -         50,000
   10 % Senior Subordinated Notes due 2006         120,000        -
   9 % Senior Subordinated Redeemable Notes
     due 2000, net of discount                        -        109,741
   Capital lease obligations                         8,295       3,507
                                                   -------     -------
                                                   338,675     323,748
   Less current maturities                          28,368      18,341
                                                   -------     -------
                                                  $310,307    $305,407
                                                   =======     =======

	Based on the borrowing rates currently available to the Company for bank borrowings with similar terms and average maturities, the Company believes that the carrying amount of these borrowings at December 28, 1996, approximates face value. The fair value of the $120.0 million of 10 % Senior Subordinated Notes due 2006 (the "10 % Senior Subordinated Notes"), based on the quoted market price at December 28, 1996, is $127.2 million.

	The aggregate amounts of long-term obligations, excluding obligations under capitalized leases, which become due during each of the next five fiscal years are as follows (in millions): $26.6 in 1997, $36.1 in 1998, $38.0 in
1999, $28.2 in 2000, $28.6 in 2001 and $172.9 thereafter.


Notes Payable to Banks

	On December 11, 1995, the Company consummated a credit agreement and at December 28, 1996, it consists of (i) a Term loan A for $45.0 million, (ii) a Term loan B for $100.0 million, (iii) an acquisition term loan for $56.1 million and (iv) a working capital revolving facility not to exceed $75.0 million ("the Credit Agreement"). The proceeds received on December 11,
1995, were net of $3.9 million of debt issuance costs and were used to repay the existing bank debt outstanding under the previous bank term loan totaling $53.0 million and to fund the acquisition of KPR. The acquisition revolving facility was subsequently drawn down to finance the acquisition of TNT. The Credit Agreement includes a subfacility for standby and commercial letters of credit not to exceed $7.0 million. On December 28, 1996, there was $3.1 million of standby letters of credit outstanding under this subfacility. The Credit Agreement ranks senior to all existing indebtedness and is collateral-ized by essentially all the assets of the Company including accounts receivable, inventory, general intangibles and mortgaged properties.

	Borrowings under the Credit Agreement bear interest at an annual rate equal to, at the Company's option, either the Eurodollar Rate, as defined by the agreement, plus 2.75% for the Term loan B and plus 2.50% for all other loans
(subject to adjustment based on the Company's Total Debt Ratio, as defined)
or an Alternate Base Rate, as defined in the agreement, which is based on The
Chase Manhattan Bank's prime rate, plus 1.75% for the Term loan B and plus
1.50% for all other loans (subject to adjustment based on the Company's Total
Debt Ratio, as defined).  On December 28, 1996, the weighted average interest rate on the borrowings was 8.17%.  Interest on the borrowings is payable quarterly in arrears.  The Term loan A requires quarterly payments which began in May 1996 while the Term loan B and the acquisition term loan require quarterly payments beginning in May 1997.  To the extent not previously paid, all borrowings under the Credit Agreement are due and payable February 28,
2003.  At December 28, 1996, borrowings under the working capital revolving facility were $15.5 million and $50.0 million was available for borrowing at that date based on accounts receivable and inventory balances.

	In connection with the extinguishment of debt discussed above, the Company incurred an extraordinary loss in 1995 of $1.0 million, net of $0.7 million income tax benefit.

	In connection with the early extinguishment of debt in 1994 and termination of a related interest rate swap agreement, the Company incurred an extra-
ordinary loss in the amount of $2.5 million.

	The Credit Agreement and the 10 3/4% Senior Subordinated Notes described below contain certain restrictive covenants and conditions among which are limitations on further indebtedness, restrictions on dispositions and acquisitions of assets, limitations on dividends and compliance with certain financial covenants, including but not limited to a maximum total debt ratio and minimum interest expense coverage.

Promissory Note

	Upon the acquisition of KPR, the Company executed a promissory note to the sellers for $50.0 million. The note was paid on January 15, 1996, and bore interest at the rate of 6%. The note was retired using funds previously not drawn down under the term loan facility of the Credit Agreement.

10 3/4% Senior Subordinated Notes

	On May 15, 1996, Foodbrands America completed an offering of $120 million 10 3/4% Senior Subordinated Notes. The net proceeds from the offering were used to consummate a tender offer to repurchase the outstanding 9 3/4% Senior Subordinated Redeemable Notes due 2000 (the "9 3/4% Notes"). Interest on the
10 3/4% Senior Subordinated Notes is payable on May 15 and November 15 of each year beginning with November 15, 1996. The 10 3/4% Senior Subordinated Notes are unsecured and subordinated in right of payment to all existing and future senior indebtedness, including borrowings under the Credit Agreement.

	Terms of the 10 3/4% Senior Subordinated Notes include a guarantee by substantially all of Foodbrands America's direct and indirect subsidiaries, all of which are wholly-owned. The guarantees are joint and several, full, complete and unconditional. There are no restrictions on the ability of any subsidiaries to transfer funds to Foodbrands America in the form of cash dividends, loans or advances. Foodbrands America is a holding company with no assets, liabilities, or operations other than its investments in its subsidiaries. The nonguarantors are inconsequential, individually and in the aggregate to the consolidated financial statements, and separate financial statements of the guarantors are not presented because management has determined that they would not be material to investors.

	In connection with the early extinguishment of the 9 3/4% Notes, the Company incurred an extraordinary loss in 1996 of $5.1 million, net of $3.6 million income tax benefit.  The loss was comprised of premium fees paid to redeem the 9 3/4% Notes and the remaining unamortized deferred loan costs and debt discount associated with these notes.

Leases

	The Company leases one facility and various equipment and vehicles under agreements which are classified as capital leases. The building lease had an original term of 25 years and the lease is in the first of four renewal option periods for fifteen years each. Most equipment leases have purchase options at the end of the original lease term. Leased capital assets included in property, plant and equipment at December 28, 1996 and December
30, 1995 are as follows (in thousands):

                                                 1996        1995
      Buildings                                $ 2,666     $ 2,666
      Machinery and equipment                   12,674       6,079
                                                ------      ------
                                                15,340       8,745
      Accumulated amortization                   6,478       4,207
                                                ------      ------
                                               $ 8,862     $ 4,538
                                                ======      ======
	Future minimum payments, by year and in the aggregate, under noncancellable capital leases and operating  leases  with  initial or remaining terms of one year or more consist of the following at December 28, 1996 (in thousands):

                                               Capital    Operating
                                               Leases      Leases
       1997                                    $ 2,345     $ 5,202
       1998                                      1,759       4,774
       1999                                      1,613       4,300
       2000                                      1,505       4,030
       2001                                      2,411         976
       Future years                                531       3,378
                                                ------      ------
       Total minimum lease payments             10,164     $22,660
       Amounts representing interest             1,869      ======
       Present value of net minimum             ------
         payments                                8,295
       Current portion                           1,755
                                                ------
                                               $ 6,540
                                                ======
	The Company's rental expense for operating leases was (in millions) $6.4, $5.3 and $4.5 for the fiscal years ended December 28, 1996, December 30,
1995 and December 31, 1994.

	In connection with the KPR acquisition, the Company entered into a ten year operating lease for a production facility.  The base rent is $0.8 million per year and is payable to a corporation related to the former owners and current management of KPR.  Rent expense for 1996 was $0.8 million and for 1995 was less than $0.1 million.


Note 9  Stockholders' Equity

	Effective November 1, 1996, the remaining balance of approximately 13,000 shares of Common Stock reserved for issuance to pre-bankruptcy equity holders was cancelled pursuant to the terms on which such reserve was previously established.

	In October 1994, the Company completed a stock rights offering.  The rights offering provided stockholders the ability to purchase 0.68 shares for each share owned.  As a result of the offering, 4,511,867 rights were exercised at
$9.00 per share for gross proceeds of $40.6 million.  Net proceeds, after expenses, were $38.6 million.  The Company used $35.0 million of the proceeds to reduce bank debt.

	At December 28, 1996, the Company has warrants outstanding to purchase 290,342 shares. The warrant agreement provides the holders an irrevocable put option, which obligates the Company to repurchase the warrants at a price per warrant equal to the excess of (i) the then- current market price per share of Common Stock, over (ii) $17.53, which may be exercised by each of the holders of the warrants only upon a Change of Control, as defined in the current warrant agreement. The warrants may be exercised through December 31, 1998.


Note 10  Income Taxes

	Deferred tax assets primarily result from net operating loss carryforwards and certain accrued liabilities not currently deductible, and deferred tax liabilities result from the recognition of depreciation and amortization in different periods for financial reporting and income tax purposes. Income tax expense results from the income tax payable for the year and the change during the year in deferred tax assets and liabilities including the realization of prereorganization net operating losses.

	The provision (benefit) for income taxes in continuing operations consisted of the following components (in thousands):

                                            Fiscal Year Ended
                                    Dec. 28,    Dec. 30,    Dec. 31,
                 		                   1996        1995        1994
     Current:
        Federal                      $  409      $  103      $   -
        State                           205         800          600
                                      -----       -----       ------
                                        614         903          600
     Deferred:                        -----       -----       ------
        Federal                       5,408       5,168          -
        State                           987         970          -
                                      -----       -----       ------
                                      6,395       6,138          -
                                      -----       -----       ------
     Change in valuation allowance   (6,701)       -             -
                                      -----       -----       ------
          Total                      $  308      $7,041      $   600
                                      =====       =====       ======

	The income tax provision (benefit) applicable to the net losses from discontinued operations associated with the Retail Meat Division were (in thousands):
                                                  Fiscal Year Ended
                                                Dec. 30,    Dec. 31,
                                                  1995        1994

Operations of the Retail Meat Division
  Deferred expense (benefit)                    $(2,899)     $   -
                                                 ======       =====
Disposal of the Retail Meat Division:
  Current expense:
    Federal                                     $   278      $   -
    State                                           469          -
  Deferred expense                                9,553          -
                                                 ------       -----
                                                $10,300      $   -
                                                 ======       =====

The effective tax rate on income from continuing operations differs from the statutory rate as follows:
                                            Fiscal Year Ended
                                     Dec. 28,   Dec. 30,     Dec. 31,
                                       1996       1995         1994
                                             (Liability Method)
	Statutory rate                        35.0%      35.0%       (34.0)%
	Tax effect of:
       Amortization of
        intangible assets               4.2        4.0         18.4
       State taxes, net of
        federal benefit                 4.4        3.1          8.6
       Limitation on recognition
    	   of tax benefit                   -          -          20.1
       Other                           (0.4)       0.2           -
                                       ----       ----         ----
                                       43.2       42.3         13.1
    	  Change in valuation allowance  (41.3)        -            -
                                       ----       ----         ----
                                        1.9%      42.3%        13.1%
                                       ====       ====         ====

	At December 28, 1996 and December 30, 1995, the deferred tax assets and deferred tax liabilities were as follows (in thousands):

                                                   1996        1995
     Deferred tax assets:
       Retiree medical benefit plan accruals     $25,909     $26,962
       Pension plan accruals                       2,794       5,487
       Plant closing accruals                        318       2,036
       Employee compensation and benefits
        accruals                                   5,771       5,531
       Other accrued expenses                      3,265         978
       Net operating loss carryforwards           33,389      43,385
       AMT credits                                   885        -
                                                  ------      ------
         Total deferred tax assets                72,331      84,379
     Deferred tax liabilities:                    ------      ------
       Capitalized leases                           (568)       (420)
       Accumulated depreciation                   (1,630)     (3,046)
       Intangible assets                          (5,342)     (4,787)
       Other                                        (489)        (72)
                                                  ------      ------
         Total deferred tax liabilities           (8,029)     (8,325)
                                                  ------      ------
     Net deferred tax assets                      64,302      76,054
     Valuation allowance                            -        (43,314)
                                                  ------      ------
     Net deferred tax assets                      64,302      32,740
     Current portion                              21,870       7,248
                                                  ------      ------
     Noncurrent portion                          $42,432     $25,492
                                                  ======      ======

	In the second quarter of 1996, the Company eliminated its valuation allowance resulting in a net deferred tax asset at that time of $68.5 million. Two factors contributed to the elimination of the valuation allowance. The first factor was the acquisitions of KPR and TNT in December 1995. The results of operations from these two acquisitions through the end of the second quarter of 1996 exceeded expectations and enhanced the Company's projections of taxable income. The other factor was the debt refinancing which occurred in May 1996 which increased the Company's financial flexibility. As a result of these two factors, the Company's projected taxable income indicates that it is more likely than not that the net deferred tax benefits will be realized in the future.

	A majority of the deferred tax assets were attributable to pre-reorganization temporary differences and NOLs, and the tax benefit from utilizing the pre-reorganization temporary differences and NOLs was recorded as a reduction of Reorganization Value and other intangible assets arising from bankruptcy. Therefore, the adjustment in 1996 resulted in the elimination of the remaining Reorganization Value of $23.0 million and a reduction in intangible assets of $4.2 million. In addition, a tax benefit of $6.7 million was recorded resulting from the elimination of the valuation allowance associated with post-reorganization temporary differences and NOLs. In 1995, the Company reduced the Reorganization Value by $12.1 million as a result of utilizing pre-reorganization net operating loss carryforwards.

	At December 28, 1996, after considering utilization restrictions, the Company's tax loss carryforwards approximated $97.3 million. The net operating loss carryforwards which are subject to utilization limitations due to ownership changes may be utilized to offset future taxable income as follows: $78.4 million in 1997, $13.3 million in 1998, $5.0 million in 1999, and $0.6 million in 2000. Loss carryforwards not utilized in the first year that they are available may be carried over and utilized in subsequent years, subject to their expiration provisions. These carryforwards expire as follows: $21.3 million in 1998, $6.0 million in 1999, $0.9 million in 2000, $4.2 million in 2001 and $64.9 million during the years 2002 through 2009.


Note 11  Pension Plans

	Foodbrands America and certain subsidiaries maintain employee benefit plans covering most employees.  All full-time employees of the Company who have obtained the age of 21, have completed one year of employment and are not subject to a collective bargaining agreement or one of the other plans described below are permitted to contribute up to 15% of their salary, not to exceed the limit set by the Internal Revenue Service, to a 401(k) plan.  The
Company makes contributions on behalf of each participant of a matching amount not to exceed the employee's contribution or 3% of such employee's salary.

	Hourly employees at the Jefferson, Wisconsin facility who have obtained the age of 18 and have completed one year of employment are permitted to contribute up to 15% of their annual gross earnings, not to exceed the limit set by the Internal Revenue Service, to a 401(k) plan.  The Company contributes $0.10 for every hour worked by participants enrolled in the plan.
In addition, approximately 14% of the Company's employees are covered under two other profit sharing plans.

	Substantially all of the hourly employees at the Cherokee, Iowa, Jefferson,
Wisconsin and Riverside, California facilities participate in defined benefit pension plans.  Information presented below also includes benefits and
Company obligations associated with participants of closed and sold operations.  The funded status of the defined benefit plans at December 28,
1996 and December 30, 1995 is as follows (in thousands):

                                                1996          1995
     Actuarial present value of benefit
      obligations:
        Vested benefit obligation             $64,368       $65,972
        Accumulated benefit obligation        $66,368       $68,229

        Projected benefit obligation          $66,368       $68,229
     Plan assets at fair value                 59,528        55,170
     Projected benefit obligation              ------        ------
      in excess of plan assets                  6,840        13,059
     Unrecognized net actuarial loss -
      difference in assumptions and actual
      experience                               (2,517)       (5,010)
     Adjustment required to recognize
      additional minimum liability              2,475         4,743
                                               ------        ------
     Accrued pension cost                     $ 6,798       $12,792
                                               ======        ======

	Plan assets are comprised of cash and cash equivalents and mutual funds investing primarily in interest bearing and equity securities. The funding policy for the plan at the Cherokee facility is to contribute amounts sufficient to meet the minimum funding requirements of the Employee
Retirement Income Security Act of 1974 (ERISA), and the plans at the Jefferson and Riverside facilities are funded based upon a recommendation from the Company's actuary. Such contributions for the plans at the Jefferson and Riverside facilities have, in prior years, exceeded the minimum funding requirements.

	Pension costs of the defined benefit plans for fiscal 1996, 1995 and 1994 are composed of the following, based on expected long-term rates of return of 9.0%, 9.0% and 8.5% and discount rates of 7.75%, 7.5% and 8.75% for the plan at the Jefferson facility, expected long-term rates of return of 8.5%, 8.5% and 8.5% and discount rates of 7.75%, 7.5% and 8.75% for the plan at the Cherokee facility and expected long-term rates of return of 9.0% and 9.0% and discount rates of 7.75% and 7.5% for fiscal 1996 and 1995, respectively for the plan at the Riverside facility which became effective in 1995 (in thousands):

                              December 28,  December 30,  December 31,
                                  1996          1995          1994
   Service cost for benefits
    earned during the year        $  555        $  465        $  370
   Interest cost on projected
    benefit obligation             4,933         5,121         4,991
   Return on plan assets          (4,635)       (4,094)       (4,330)
   Amortization of transition
    obligation and unrecognized
    prior service cost                23            11           -
                                   -----         -----         -----
   Total pension cost             $  876        $1,503        $1,031
                                   =====         =====         =====

	Expenses for all of the Company's retirement plans for fiscal years 1996, 1995 and 1994 were (in millions) $2.9, $2.6 and $2.1, respectively.

	In connection with a new labor agreement which was approved in January 1997 at the Company's Riverside facility, the defined benefit plan at that facility has been frozen and no future benefits will accrue under the plan.
A new defined contribution plan has been established at the Riverside facility in February 1997 which allows employees to contribute up to 15% of their compensation.  Terms of the agreement require the Company to match the employees' contributions at a 50% level up to 3% and to make a seed contribution of 1/2% of the employees' compensation.


Note 12  Postretirement Medical Benefits

	The Company provides life insurance and medical benefits ("Postretirement Medical Benefits") for substantially all retired hourly and salaried employees of one of its subsidiaries under various defined benefit plans. Contributions are made by certain retired participants toward their Postretirement Medical Benefits.

	The components of net periodic postretirement benefit cost for the years ended December 28, 1996, December 30, 1995 and December 31, 1994 were as follows (in thousands):

                                        1996       1995       1994
   Service cost                        $  290     $  231     $  241
   Interest on accumulated benefit
    obligation                          5,277      5,399      5,372
   Other                                  (33)       (61)       (21)

   Net periodic postretirement          -----      -----      -----
    benefit cost                       $5,534     $5,569     $5,592
                                        =====      =====      =====

	The actuarial and recorded liabilities for these Postretirement Medical Benefits at December 28, 1996 and December 30, 1995 were as follows (in thousands):
                                                      1996      1995
	Accumulated postretirement benefit obligation:
       Retirees and dependents                      $62,481   $68,095
       Actives not fully eligible                     6,627     6,203
       Actives fully eligible                           214       226
                                                     ------    ------
                                                     69,322    74,524
       Assets at fair value                            (271)   (1,056)
     Accumulated postretirement benefit obligation   ------    ------
      in excess of plan assets                       69,051    73,468
       Unrecognized net gain (loss)                  (4,917)   (6,443)
       Unrecognized prior service cost                  367       379
                                                     ------    ------
     Liability recognized on the balance sheet       64,501    67,404

     Less current portion                             6,365     7,854

     Noncurrent liability for postretirement         ------    ------
      medical benefits                              $58,136   $59,550
                                                     ======    ======

	For measuring the accumulated postretirement medical benefit obligation, a 9.86% annual rate of increase in the per capita claims cost was assumed for 1997. This rate was assumed to decrease gradually to 8.9% by 2000, 7.7% by 2005, and 6.5% by 2010 and remain at that level thereafter. The weighted average discount rates used in determining the accumulated obligation was 7.75%, 7.5% and 8.75% for fiscal 1996, 1995 and 1994, respectively. The expected long-term rate of return on plan assets was 6.0% for fiscal years
1996, 1995 and 1994.

	If the health care cost trend rate were increased 1.0%, the accumulated benefit obligation as of December 28, 1996 would have increased by $1.5 million. The effect of this change on the aggregate of service and interest cost for the year ended December 28, 1996 would be an increase of $0.1 million.


Note 13  Stock Incentive Plans

	At December 28, 1996, the Company had three stock-based compensation plans, which are described below.  The Company applies APB Opinion No. 25 ("Opinion
25") and related Interpretations in accounting for its plans.  FASB Statement
No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123") was issued by the FASB in 1995 and, if fully adopted, changes the methods for recognition of cost on plans similar to those of the Company.  Adoption of SFAS 123 is optional; however, pro forma disclosures as if the Company adopted the cost recognition requirements under SFAS 123 in 1995 are presented below.

	The 1992 Stock Incentive Plan, as amended, (the "Plan") authorizes the Company to grant stock options and/or Common Stock aggregating 1,900,000 shares to directors, officers and other key employees. In February 1992, the Company granted 105,000 restricted shares of Common Stock, of which 11,666 shares lapsed prior to vesting. The Company also granted 105,000 performance shares of Common Stock, of which 51,670 shares were issued and vested. The Company has also granted under the Plan Common Stock options at option prices ranging from $9.00 to $15.25 per share, which vest over a three to five year period and expire after ten years. A summary of the status of the Company's stock options as of December 28, 1996, December 30, 1995 and December 31, 1994 and changes during the year ended on those dates is presented below:

                      1996               1995               1994
                   	     	Wtd. Avg.     		   Wtd. Avg.   		     Wgtd. Avg.
                    	     Exercise           Exercise           Exercise
                Shares    Price	    Shares   Price      Shares  Price

Outstanding
 at begin-
 ning of
 year        	1,406,861  	$10.71  	1,121,194 	$10.00     241,666 	$14.07
Granted	     	   14,500	 	 13.02	    475,128	  12.44	    913,528	   9.08
Exercised		      (8,000)		 12.38  	  (19,686)	  9.89	       -	   	   -
Forfeited		     (15,500)		 13.29  	 (169,775)	 10.75	    (34,000)	 14.26
Outstanding
 at end       ---------            ---------           ---------
 of year    		1,397,861 	 $10.70 	 1,406,861 	$10.71   1,121,194 	$10.00
              =========    =====   =========   =====   =========   =====
Options
 exercisable
 at year end 	  645,401	 	$10.84   	 457,753 	$10.57	    212,105	 $12.18
              =========    =====   =========   =====   =========   =====

	As of December 28, 1996, the stock options outstanding under the Plan have a weighted-average remaining contractual life of 7.7 years and 329,443 Common Stock options are available for future issuance. The weighted average fair value of options granted during 1996 and 1995, respectively, was $8.14 and $7.68. The compensation cost that was charged against income for this Plan for all outstanding options for Fiscal 1996 and 1995, respectively, was $0.8 million and $0.5 million.

	The fair value of each option granted during 1996 and 1995 is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 1996 and 1995, respectively: (1) dividend yield of 0% for both years; (2) expected volatility of 48% and 49%;
(3) risk-free interest rates ranging from 6.4% to 6.8% for 1996 and 5.7% to 7.6% for 1995; and (4) expected life of 8 years for the options granted in both years.

	Director Option Agreement - The Company issued 25,000 Common Stock options during 1995 to members of the Board of Directors under an option plan covering nonemployee directors.  The options vested upon granting at an exercise price of $7.875, expire after ten years, and all options remain
outstanding at December 28, 1996.   In accordance with Opinion 25, no
compensation costs were recorded in 1996 or 1995 for these options. The fair value of these options granted during 1995 was estimated at $5.08 on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%; expected life of 8 years; expected volatility of 49%; and risk-free interest rate of 7.1%.

	Employee Stock Purchase Plan - The Company implemented an Associate Stock Purchase Plan ("Stock Purchase Plan") in 1996 which authorized the issuance of up to 100,000 shares of Common Stock to its eligible employees. Under the terms of the Stock Purchase Plan, employees can choose each year to have up to three percent of their annual base earnings withheld to purchase the Company's Common Stock. The purchase price of the stock is 90 percent of the lower of its fair market value at the beginning of the plan year or the end of the plan year. It is estimated that the Company will sell approximately 27,000 shares to employees in 1997 under this Stock Purchase Plan. In accordance with Opinion 25, no compensation cost has been recognized in connection with the Stock Purchase Plan. However, as required by SFAS 123, the following pro forma disclosures include the fair value of the employees' purchase rights which was estimated using the Black-Scholes model with the following assumptions for 1996: dividend yield of 0%; an expected life of 1 year; expected volatility of 48%; and risk-free interest rate of 5.9%.

	Had compensation cost for the Company's three stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of  SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands except per share data):

                       					As Reported	   Pro Forma    As Reported	 Pro Forma
	 				                         1996   	      1996          1995     	    1995

Net income (loss)   		        $10,867  	    $10,505	     $(34,095)	  $(34,371)
Earnings (loss) per share -
  primary and fully diluted     $0.87  	      $0.84	       $(2.73 )	   $(2.76)

	The effects of applying SFAS 123 in this pro forma disclosure are not necessarily indicative of future amounts as SFAS 123 does not apply to awards prior to 1995.


Note 14  Commitments and Contingencies

	The Company has committed to minimum purchases of raw materials, supplies and equipment for delivery at various times in 1997. The total of such commitments at December 28, 1996, is approximately $15.6 million.

	In the opinion of management, the Company's exposure to loss, if any, under various claims and legal actions that have arisen in the normal course of business, that are not covered by insurance, will not be material.

	In September 1992, United Refrigerated Services, Inc. ("URS") filed suit against Continental Deli Foods, Inc. (formerly known as Wilson Foods Corporation), a wholly-owned subsidiary of Foodbrands America ("Continental Deli") the Company (formerly known as Doskocil Companies Incorporated) and unaffiliated parties Lopez Foods, Incorporated (formerly known as Normac
Foods, Inc.) ("Lopez") and Thompson Builders of Marshall, Inc. ("Thompson") in the Circuit Court of Saline County, Missouri. The URS lawsuit involves claims for property damage, as a result of a fire in a warehouse owned by URS in Marshall, Missouri, in which Continental Deli was leasing space. ConAgra, Inc. ("ConAgra") also filed suit against Continental Deli, the Company, Lopez and Thompson seeking to recover damages for frozen food that was stored in another part of the Marshall warehouse at the time of the fire and allegedly damaged.

	The fire occurred in a part of the URS warehouse being leased by Continental
Deli in which Continental Deli had produced sausage patties under contract for Lopez until the contract terminated in September 1991.  Lopez's contractor, Thompson, was removing Lopez's equipment with a torch when fire broke out and destroyed a large section of the URS warehouse and its contents.

	On March 19, 1997, all parties to the consolidated suits reached settlement agreements in principle for all claims, including cross claims, counter claims and third party claims.  As a result of the settlement, the Company will not incur any charge to its financial statements.


Note 15  Subsequent Event

	On March 25, 1997, Foodbrands America entered into an Agreement and Plan of
Merger (the "Merger Agreement") dated as of March 25, 1997, with IBP, inc.
("IBP") and IBP Sub, Inc., a wholly owned subsidiary of IBP (the
"Purchaser"), providing for the acquisition of the Company by IBP.  Pursuant to the Merger Agreement, and subject to the terms and conditions therein, the
Purchaser will commence a tender offer (the "Tender Offer") for any and all outstanding shares of common stock, par value $.01 per share, of the Company
(the "Common Stock") at a price of $23.40 per share net to the seller in cash.
Upon consummation of the Tender Offer, the Merger Agreement contemplates that the Purchaser will be merged with and into the Company (the "Merger"), with the Company being the surviving corporation and becoming a wholly owned subsidiary of IBP.  At the effective time of the Merger, each outstanding share of Common Stock (other than shares held by IBP, the Company or their respective subsidiaries and other than shares the holders of which have validly perfected their dissenters rights under Delaware law) shall be cancelled and converted into the right to receive $23.40 per share in cash.

	Concurrently with the execution and delivery of the Merger Agreement, Joseph
Littlejohn & Levy, L.P., a Delaware limited partnership, and Joseph
Littlejohn & Levy Fund II, L.P., a Delaware limited partnership (together,
"JLL"), entered into a Tender Agreement dated as of March 25, 1997 (the "JLL
Tender Agreement") among JLL, IBP and the Purchaser whereby JLL has agreed to tender all of their shares of Common Stock in the Tender Offer.  Concurrently with the execution and delivery of the Merger Agreement, The Airlie Group,
L.P., a Delaware limited partnership ("Airlie"), entered into a Tender
Agreement dated as of March 25, 1997 (the "Airlie Tender Agreement") among
Airlie, IBP and the Purchaser whereby Airlie has agreed to tender a number of shares which when taken together with the number of shares of Common Stock
(i) beneficially owned by IBP or its subsidiaries and (ii) which IBP or its affiliates have the right to acquire from JLL pursuant to the JLL Tender
Agreement, would cause IBP or its affiliates to beneficially own 49.9% of the aggregate voting power represented by the issued and outstanding capital stock of the Company.  In addition, each of JLL and Airlie has agreed with IBP to vote in favor of the Merger Agreement, the Merger and the transactions contemplated therein and to oppose any other acquisition proposal and to vote against any such acquisition proposal.

	Following the Merger of the Company, the contingent payments payable as a result of the 1995 acquisitions of KPR Holdings, L.P. ("KPR") and TNT Crust,
Inc. ("TNT") described in Note 2 will be amended. The KPR payment due on April 1, 1997 will be made in cash and an additional payment of approximately $3.8 million would also be made following the completion of the Merger. The contingent payments which can be earned in 1997 and 1998 could be elected to be taken in cash or common stock of IBP (at a price of $22.50 per share), at the option of the sellers. With regards to the TNT contingent payments, following the consummation of the Merger the previous contingent earnout provisions would be deleted and the sellers of TNT would receive a cash payment of $9.5 million.



EXHIBIT 99.5


	REPORT OF INDEPENDENT ACCOUNTANTS




To the Board of Directors and Stockholders
Foodbrands America, Inc.

We have audited the consolidated balance sheets of Foodbrands America, Inc. and subsidiaries as of December 28, 1996 and December 30, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 28, 1996, December 30, 1995 and December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Foodbrands America, Inc. and subsidiaries as of December 28, 1996 and December 30, 1995, and the consolidated results of their operations and their cash flows for the years ended December 28, 1996, December 30, 1995 and December 31, 1994 in conformity with generally accepted accounting principles.






                                    COOPERS & LYBRAND L.L.P.


Oklahoma City, Oklahoma
February 18, 1997, except as to
  the information presented in the
  last paragraph of Note 14, and the
  information presented in Note 15,
  for which the date is March 26, 1997.


	FOODBRANDS AMERICA, INC. AND SUBSIDIARIES
	QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

	The following is a summary of the unaudited quarterly results of operations for the years ended December 28, 1996 and December 30, 1995.
	(Amounts are in thousands except per share data.)

                 		                                Quarter
Year ended December 28, 1996         First   Second(1)   Third    Fourth
Net sales                          $185,997  $200,710  $218,656  $229,812
Gross profit                         39,309    40,050    40,307    42,060
Income from continuing
 operations                           2,122     8,707     1,910     3,179
Net income                            2,122     3,656     1,910     3,179
Earnings per share, primary
  and fully diluted:
   Income from continuing
    operations                        $0.17     $0.70     $0.15     $0.26
   Net income                          0.17      0.29      0.15      0.26

                 		                                Quarter
Year ended December 30, 1995       First(2)  Second(3)   Third   Fourth(4)
Net sales                          $139,412  $146,582  $169,223  $179,483
Gross profit                         31,165    32,587    34,463    36,500
Income from continuing
 operations                           1,792     1,932     2,503     3,374
Net income (loss)                      (563)  (38,360)    2,503     2,325
Earnings (loss) per share,
  primary and fully diluted:
   Income from continuing
    operations                       $ 0.14     $0.16     $0.20     $0.27
   Net income (loss)                  (0.05)    (3.07)     0.20      0.19
_______________________

(1)	Net income includes extraordinary loss on early extinguishment of debt of
    $5.1 million, net of income tax benefit of $3.6 million and a tax benefit of $6.7 million from the elimination of the deferred tax asset valuation allowance.

(2)	Net income includes net loss from operating activities of the discontinued Retail Meat Division of $2.3 million.

(3)	Net income includes net loss from operating activities of the discontinued Retail Meat Division of $1.8 million and loss on disposal of the division of $38.5 million.

(4)	Net income includes extraordinary loss on early extinguishment of debt of
    $1.0 million, net of income tax benefit of $0.7 million.












EXHIBIT 99.6




               FOODBRANDS AMERICA, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEET
            (Dollar amounts in thousands, except par value)

                                             March 29,    December 28,
ASSETS                                         1997           1996
Current assets:                             (Unaudited)
  Cash and cash equivalents                  $  7,178       $ 10,442
  Receivables                                  47,245         46,582
  Inventories                                  70,675         62,960
  Other current assets                         29,985         26,342
                                              -------        -------
    Total current assets                      155,083        146,326
                                              -------        -------
Property, plant and equipment, net of
 accumulated depreciation and amortization
 of $58,768 and $56,434                       155,406        152,778

Intangible assets, net of accumulated
 amortization of $11,949 and $10,623          193,344        193,390

Deferred charges and other assets              53,808         56,032
                                              -------        -------
                                             $557,641       $548,526
                                              =======        =======
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current maturities of long-term debt       $ 34,839       $ 28,368
  Accounts payable                             36,421         33,298
  Accrued liabilities                          56,524         47,542
                                              -------        -------
    Total current liabilities                 127,784        109,208

Long-term debt                                306,120        310,307

Other long-term liabilities                    65,926         73,393

Stockholders' equity:
  Preferred stock, 4,000,000 shares
   authorized, none issued and outstanding       -              -
  Common stock, $.01 par value, 20,000,000
   shares authorized, 12,467,015 shares
   issued and outstanding (12,464,080
   shares at December 28, 1996)                   125            125
  Capital in excess of par value              151,418        151,364
  Retained earnings (deficit)                 (92,197)       (94,336)
  Minimum pension liability adjustment         (1,535)        (1,535)
    Total stockholders' equity                 57,811         55,618
                                              -------        -------
                                             $557,641       $548,526
                                              =======        =======





The accompanying notes are an integral part of the condensed consolidated financial statements.



EXHIBIT 99.7


              FOODBRANDS AMERICA, INC. AND SUBSIDIARIES
      CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS - UNAUDITED
       (Dollar amounts in thousands, except per share figures)


                                               Three Months Ended
                                              March 29,   March 30,
                                                 1997       1996

Net sales                                      $210,768   $185,783
Cost of sales                                   171,010    146,688
                                                -------    -------
Gross profit                                     39,758     39,095

Operating expenses:
  Selling                                        17,577     18,280
  General and administrative                      9,098      7,924
  Amortization of intangible assets               1,326      1,747
                                                -------    -------
    Total                                        28,001     27,951
                                                -------    -------
Operating income                                 11,757     11,144

Other income (expense):
  Interest and financing costs                   (8,054)    (7,419)
  Other, net                                         49         32
                                                -------    -------
    Total                                        (8,005)    (7,387)
                                                -------    -------
Income before income taxes                        3,752      3,757
Income tax provision                              1,613      1,635
                                                -------    -------
Net income                                     $  2,139   $  2,122
                                                =======    =======
Primary and fully diluted earnings per share:
  Net income                                     $0.17      $0.17

  Weighted average number of common and
   common equivalent shares outstanding
   used for:
     Primary calculation                        12,686     12,468
     Fully diluted calculation                  12,888     12,620










The accompanying notes are an integral part of the condensed consolidated financial statements.



EXHIBIT 99.8

               FOODBRANDS AMERICA, INC. AND SUBSIDIARIES
      CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS - UNAUDITED
           Increase (Decrease) in Cash and Cash Equivalents
                     (Dollar amounts in thousands)

                                                 Three Months Ended
                                                March 29,   March 30,
                                                   1997        1996
Cash flows from operating activities:
  Net income                                     $ 2,139    $  2,122
  Adjustments to reconcile net income to net
   cash provided (used) by operating activities:
    Depreciation and amortization                  4,952       4,350
    Amortization of intangible assets              1,326       1,747
    Amortization included in interest expense        384         492
    Deferred income taxes                          1,452       1,535
    Payments for restructuring/integration          -           (245)
    Deferred compensation                            723         378
    Changes in:
      Receivables                                   (659)      6,237
      Inventories                                 (7,715)     (5,785)
      Other current assets                        (3,465)     (3,281)
      Deferred charges and other assets              166          24
      Accounts payable and accrued liabilities     2,715     (11,965)
      Other long-term liabilities                    (82)        103
    Other                                             (4)         (4)
 Net cash provided (used) by operating            ------      ------
  activities                                       1,932      (4,292)
Cash flows from investing activities:             ------      ------
  Purchase of property, plant and equipment       (7,285)     (4,974)
  Acquisition of KPR Holdings, L.P.                 -           (165)
  Acquisition of TNT Crust, Inc.                    -            (82)
  Payments received on notes receivable               42          43
  Proceeds from sale of property, plant and
   equipment                                         186          22
  Increase in notes receivable                      -           (450)
 Net cash provided (used) by investing            ------      ------
  activities                                      (7,057)     (5,606)
Cash flows from financing activities:             ------      ------
  Proceeds from debt obligations, net of
   issuance costs                                   -         49,614
  Borrowings under revolving working capital
   facility                                       44,500      50,500
  Payments on revolving working capital
   facility                                      (40,500)    (49,500)
  Payment on promissory note                        -        (50,000)
  Payments on capital lease and debt
   obligations                                    (2,193)       (590)
  Issuance of common stock                            54           5
 Net cash provided (used) by financing            ------      ------
  activities                                       1,861          29
                                                  ------      ------


                               Continued




               FOODBRANDS AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS - UNAUDITED (continued)
           Increase (Decrease) in Cash and Cash Equivalents
                     (Dollar amounts in thousands)


                                                 Three Months Ended
                                                March 29,   March 30,
                                                   1997        1996

Increase (decrease) in cash and cash
 equivalents                                    $ (3,264)   $ (9,869)
Cash and cash equivalents at beginning of
 period                                           10,442      18,207
                                                 -------     -------
Cash and cash equivalents at end of period      $  7,178    $  8,338
                                                 =======     =======

Supplemental disclosure of noncash
 investing activities:
  Capital lease obligations                     $    477    $   -
































The accompanying notes are an integral part of the condensed consolidated financial statements.

NOTE 1  GENERAL

      The accompanying condensed consolidated financial statements include the accounts of Foodbrands America, Inc. and all majority-owned subsidiaries (collectively, the "Company") and have been prepared without audit. The Balance Sheet at December 28, 1996, has been derived from financial statements which have been audited by Coopers & Lybrand L.L.P., independent accountants. Certain reclassifications have been made to prior year balances to conform to the current year presentation.

      In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements contain all adjustments (adjustments are of a normal, recurring nature) necessary for a fair presentation of the financial position as of March 29, 1997 and December 28, 1996, and the results of operations for the three months ended March 29, 1997 and March 30, 1996 and cash flows for the three months ended March 29, 1997 and March 30, 1996. Results for the three months ended March 29, 1997 are not necessarily indicative of the results which will be realized for the year ending January 3, 1998. The financial statements should be read in conjunction with the Company's Annual Report on Form 10-K, as amended, for the year ended December 28, 1996.


NOTE 2  INVENTORIES

      Inventories at March 29, 1997 and December 28, 1996 are
summarized as follows (in thousands):
                                        March 29,   December 28,
                                           1997         1996

          Raw materials and supplies     $24,933      $19,234
          Work in process                  7,926        8,499
          Finished goods                  37,816       35,227
                                         $70,675      $62,960


NOTE 3  INCOME TAXES

      The provision for income taxes consists of the following components (in thousands):

                                    Three Months Ended
                             March 29, 1997   March 30, 1996
      Current:
         Federal                 $   81          $   50
         State                       80              50
                                    161             100
      Deferred:
         Federal                  1,228           1,263
         State                      224             272
                                  1,452           1,535
            Total                $1,613          $1,635

The effective tax rate differs from the statutory rate due primarily to amortization of certain intangible assets which are not deductible for tax purposes. The effective tax rate was calculated based on the projected taxable income for the full fiscal year and the anticipated changes in the deferred tax assets and the deferred tax liabilities.


NOTE 4  MERGER AGREEMENT

      On March 25, 1997, Foodbrands America entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of March 25, 1997, with IBP, inc. ("IBP") and IBP Sub, Inc., a wholly owned subsidiary of IBP (the "Purchaser"), providing for the acquisition of the Company by IBP. Pursuant to the Merger Agreement, and subject to the terms and conditions therein, the Purchaser commenced a tender offer (the "Tender Offer") for any and all outstanding shares of common stock, par value $.01 per share, of the Company (the "Common Stock") at a price of $23.40 per share net to the seller in cash. The Tender Offer was completed on April 29, 1997 resulting in a change of control of Foodbrands America. IBP, through the Purchaser, acquired approximately 93.0% of the Company's Common Stock (representing 11,577,000 shares of Common Stock). The source of the funds used to acquire control of Foodbrands America was from IBP's available cash and borrowings under IBP's existing credit facility with a syndicate of banks including Bank of America National Trust and Savings Association as co-agent and First Bank National Association as administrative agent. The credit facility is a revolving facility which provides for borrowings up to an aggregate principal amount of $500 million with a maturity date of December 20, 2000 which may be extended for one year increments annually during the revolving period with the consent of the banks involved. The applicable rate of interest as of December 28, 1996, was 5.5%. Pursuant to the Merger Agreement, the Purchaser has the right to require each of the members of the board of directors of Foodbrands America to resign and to nominate and elect new directors to fill the subsequent vacancies.

      Pursuant to the Merger Agreement the Purchaser will be merged with and into the Company on or about May 7, 1997 (the "Merger"), with the Company being the surviving corporation and becoming a wholly owned subsidiary of IBP. At the effective time of the Merger, each outstanding share of Common Stock (other than shares held by IBP, the Company or their respective subsidiaries and other than shares the holders of which have validly perfected their dissenters rights under Delaware law) shall be canceled and converted into the right to receive $23.40 per share in cash.

      Concurrently with the execution and delivery of the Merger Agreement, Joseph Littlejohn & Levy, L.P., a Delaware limited partnership, and Joseph Littlejohn & Levy Fund II, L.P., a Delaware limited partnership (together, "JLL"), entered into a Tender Agreement dated as of March 25, 1997 (the "JLL Tender Agreement") among JLL, IBP and the Purchaser pursuant to which JLL tendered all of their shares of Common Stock in the Tender Offer. Concurrently with the execution and delivery of the Merger Agreement, The Airlie Group, L.P., a Delaware limited partnership ("Airlie"), entered into a Tender Agreement dated as of March 25, 1997 (the "Airlie Tender Agreement") among Airlie, IBP and the Purchaser pursuant to which Airlie tendered a number of shares which when taken together with the number of shares of Common Stock (i) beneficially owned by IBP or its subsidiaries and
(ii) which IBP or its affiliates have the right to acquire from JLL pursuant to the JLL Tender Agreement, caused IBP or its affiliates to beneficially own 49.9% of the aggregate voting power represented by the issued and outstanding capital stock of the Company.

      Upon consummation of the Tender Offer, the contingent payment payable as a result of the 1995 acquisition of KPR Holdings, L.P. ("KPR") was amended. The KPR payment due on April 1, 1997 was made in cash and an additional payment of approximately $3.8 million was paid as a result of the Tender Offer. The contingent payments which can be earned in 1997 and 1998 can now be elected to be taken in cash or common stock of IBP (at a price of $22.50 per share), at the option of the sellers. Following the Merger of the Company, the contingent payment payable as a result of the 1995 acquisition of TNT Crust, Inc. ("TNT"), will be deleted and the sellers of TNT will receive a cash payment of $9.5 million.

      In connection with the Merger, the Company will be required to make other cash payments totaling approximately $37.0 million. These payments include fees and expenses associated with the Merger, payments to the holders of the Company's outstanding stock options, stock warrants and other stock plans as the holders become fully vested upon a change of control and payments under certain employment agreements which become due upon a change of control. The funding for these payments, and the payments to KPR and TNT, will be provided by operations, the Company's working capital revolving facility and by IBP.

      As a result of the change of control which will occur pursuant to the Tender Offer, the Company is required under the Indenture for the Company's 10-3/4% Senior Subordinated Notes due 2006 (the "Notes") to make an offer not more than 60 nor less than 30 days following the occurrence of the change of control to repurchase the outstanding Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest. Also as a result of the Merger, the Company's annual utilization of its net operating loss carryforwards will be limited.



                   REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholders
Foodbrands America, Inc.


      We have reviewed the condensed consolidated balance sheet of Foodbrands America, Inc. and subsidiaries as of March 29, 1997, and the related condensed consolidated statements of operations and cash flows for the three month periods ended March 29, 1997, and March 30, 1996. These financial statements are the responsibility of the Company's management.

      We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

      Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

      We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet as of December 28, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the period ended December 28, 1996 (not presented herein), and in our report dated February 18, 1997, except as to the information presented in the last paragraph of Note 14, and the information presented in Note 15, for which the date is March 26, 1997, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 28, 1996, is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.



                                  COOPERS & LYBRAND L.L.P.

Oklahoma City, Oklahoma
May 5, 1997